================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                  OXiGENE, INC.
             (Exact name of registrant as specified in its charter)

                    Delaware                                     13-3679168
(State or other jurisdiction of incorporation or              (I.R.S. Employer
                  organization)                              Identification No.)
                               321 Arsenal Street
                               Watertown, MA 02472
                                 (617) 673-7800
          (Address, including Zip Code, of principal executive offices)

                              --------------------

                           Restricted Stock Agreements
           Between Registrant And Certain Employees and Non-Employees
                            (Full title of the Plans)

                              --------------------


                             Gerald A. Eppner, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000
                     (Name and address, including Zip Code,
             telephone number and area code, of agent for service)


                              --------------------


                         CALCULATION OF REGISTRATION FEE

======================================================================================================================

    Title of Securities     Amount to be         Proposed Maximum           Proposed Maximum          Amount of
     to be Registered       Registered       Offering Price Per Share   Aggregate Offering Price    Registration Fee
-------------------------- ---------------- -------------------------- --------------------------- -------------------
 Common Stock, $0.01
      par value            208,541 shares              $2.32                     $483,816                   $45
========================== ================ ========================== =========================== ===================


================================================================================

                                EXPLANATORY NOTE

      OXiGENE, Inc. (the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register resales of certain shares of Company common stock, par value $.01, issued under restricted stock agreements entered into by the Company and certain Company employees and non-employees.

      This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. The second part contains information required in the registration statement under Part II of Form S-8.

                               REOFFER PROSPECTUS

                            -------------------------

                                  OXiGENE, Inc.
                               321 Arsenal Street
                               Watertown, MA 02472
                                 (617) 673-7800

                            -------------------------

                         208,541 Shares of Common Stock

      Up to an aggregate of 208,541 shares of common stock, par value $0.01 per share, of OXiGENE, Inc., a Delaware corporation (the "Company" or "OXiGENE"), may be offered and sold from time to time by certain stockholders of the Company identified in this reoffer prospectus (the "Common Stock"). See "Selling Stockholders" beginning on page 7. The Company's common stock is traded on the Nasdaq National Market under the symbol "OXGN."

      The shares of Common Stock are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the Common Stock under the Securities Act to allow future sales by the selling stockholders. To the knowledge of the Company, the selling stockholders have no arrangement with any brokerage firm for the sale of the Common Stock. The selling stockholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of the Common Stock by the selling stockholders and any commissions or discounts received by brokers or dealers in connection with the sale of the Common Stock may be deemed to be underwriting compensation under the Securities Act.

      YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 1 OF THIS REOFFER PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. This reoffer prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

              The date of this reoffer prospectus is March 25, 2002
                            -------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

THE COMPANY....................................................................1

RISK FACTORS...................................................................1

USE OF PROCEEDS................................................................7

SELLING STOCKHOLDERS...........................................................7

PLAN OF DISTRIBUTION...........................................................8

INTERESTS OF NAMED EXPERTS AND COUNSEL........................................10

EXPERTS.......................................................................10

LEGAL MATTERS.................................................................10

WHERE YOU CAN FIND MORE INFORMATION...........................................11

INCORPORATED DOCUMENTS BY REFERENCE...........................................11

INDEMNIFICATION...............................................................12

            --------------------------------------------------------

                           FORWARD-LOOKING STATEMENTS

      Our disclosure in this reoffer prospectus contains "forward-looking statements." Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. These include statements, among others, relating to our planned future actions, our research and development plans, our prospective products or product approvals, our beliefs with respect to the sufficiency of our cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results.

      Any or all of our forward-looking statements in this report may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. The uncertainties that may cause differences include, but are not limited to, the ability of the Company to obtain collaborative or licensing arrangements; the availability of necessary funds and our ability to raise capital when needed and on reasonable terms, or at all; the efficacy of our potential products and their efficacy at acceptable dosage levels; developing or contracting for the necessary manufacturing processes; gaining necessary regulatory approvals and protecting our intellectual property and the impact of competition and technological advances on our planned products.

      We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the Securities and Exchange Commission including our 10-Q, 8-K and 10-K reports. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

                                   THE COMPANY

      OXiGENE is an international biopharmaceutical company engaged principally in research into and the development of products for use in the treatment of cancer. The Company's activities initially were directed primarily towards products designed to complement and enhance the clinical efficacy of radiation and chemotherapy, which are the most common and traditional forms of non-surgical cancer treatment. In recent years, however, the Company's efforts have focused on developing products for application as direct cancer treatment agents, particularly vascular targeting agents ("VTA"). Additionally, the Company is investigating whether certain of its developmental-stage products may have a use as anti-inflammatory agents and in other applications such as treating ocular diseases characterized by neo-vascularization and in stent restenosis.

                                  RISK FACTORS

      History of Losses and Anticipated Future Financial Results; Uncertainty of Future Profitability. The Company has experienced net losses every year since its inception and, as of December 31, 2001, had an accumulated deficit of approximately $60.6 million. The Company anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on its continuing clinical trials and anticipated research and development activities and the general and administrative expenses associated with those activities. The Company has not commercially introduced any product and its potential products are in varying early stages of development and testing. The Company's ability to attain profitability will depend upon its ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of its products and to license or otherwise market its products successfully. There can be no assurance that the Company will ever achieve profitability or that profitability, if achieved, will be sustained on an ongoing basis.

      Early Stage of Product Development; Uncertainties of Clinical Trials; Unproven Safety and Efficacy. OXiGENE's products are in an early stage of development. In order to achieve profitable operations, the Company, alone or in collaboration with others, must successfully develop, manufacture, introduce and market its products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by the Company will require significant additional research and development and extensive pre-clinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later stage studies or clinical trials. Although the Company has obtained some favorable results to date in pre-clinical studies and clinical trials of certain of its potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and there can be no assurance that clinical testing will show any of the Company's products to be safe or capable of producing a desired result. There can also be no assurance that the Company's research or product development efforts or those of its collaborative partners will be successfully completed, that any compounds currently under development by the Company will be successfully developed into drugs, or that any potential products will receive regulatory approval on a timely basis, if at all. If any such problems occur, the Company could be materially and adversely affected.

      Sufficiency of Existing Capital Resources; Possible Need for Additional Funds; Uncertainty of Future Funding. The Company's operations to date have consumed substantial amounts of cash. Negative cash flow from the Company's operations is expected to continue over at least the next several years. The Company does not currently have any commitments or plans to raise additional capital by selling equity, issuing debt or entering into any collaboration that would provide material funding. The Company intends to fund operations over the period of at least the foreseeable future, from its existing cash, cash equivalents and capital. These plans may change if the Company's existing cash, cash equivalents and capital are not sufficient to funds operations either because the Company's predictions and expectations as to its capital needs were wrong or if circumstances or events occur that cause the Company's capital needs to increase. The Company's actual capital requirements will depend on numerous factors, including: the progress of and results of its pre-clinical testing and clinical trials of its VTAs under development, including CA4P, its lead Combretastatin based compound; the progress of the Company's research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that the Company devotes to developing manufacturing methods and advanced technologies; the ability of the Company to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable the Company to continue the Company's development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing the Company's patent claims, or defending the Company against possible claims of infringement by the Company of third party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by the Company; and, if and when approved, the demand for the Company's products, which demand is dependent in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, for example the range of indications for which any product is granted approval. Under the Company's current operating plan and capital budget, and based on current costs' expectations, the Company believes its existing capital as of the end of fiscal year 2001 is sufficient to fund operations through completion of clinical trials and the FDA approval process of CA4P, its lead compound, whether or not such approval is ultimately obtained. The Company cannot predict with any certainty the success of any clinical trials, whether or not FDA approval will ultimately be obtained and if obtained whether such approval will take longer than expected. Due to the numerous risks and uncertainties of the drug development and FDA approval process, the Company cannot guarantee that its current cash, cash equivalents and capital will be sufficient to fund the completion of the development of CA4P and the FDA approval process related to CA4P. If its existing funds are not sufficient, the Company would be required to seek additional funding and/or take other measures. In addition, the Company is certain it will have to raise substantial additional funds: (i) if FDA approval is obtained on the CA4P compound, to bring such compound to market, including arranging for or developing manufacturing capabilities and completing marketing and other commercialization activities related to CA4P; (ii) to complete the development of any additional products other than the development and FDA approval process related to CA4P; and (iii) to bring any other potential product to market. Issuance of additional equity securities by the Company, for these or any other purpose, would result in dilution to then existing stockholders. If additional financing is needed, there can be no assurance that additional financing will be available on acceptable terms when needed, if at all. If adequate funds are not available on acceptable terms when needed, the Company would be required to delay, scale back or eliminate one or more of its product development programs or seek to obtain funds through arrangements with collaborative partners (or others) which arrangements may include a requirement that the Company relinquish rights to certain of its technologies or products or rights related to its technologies or products that the Company would not otherwise relinquish. The failure by the Company to obtain funding when and in the amounts needed and/or the Company's acceptance of funding on terms that are not favorable to the Company or less favorable to the Company than the Company would ordinarily desire, would have a material adverse effect on the Company's financial position and results of operations.

      Dependence on Others for Clinical Development and Manufacturing and Marketing. The Company has limited experience in drug development, the regulatory approval process, manufacturing and marketing. Accordingly, OXiGENE has depended, and in the future is likely to continue to depend, on others for assistance in many areas, including research, conducting pre-clinical testing and clinical trials, the regulatory approval process, manufacturing and marketing. Although the Company considers its relations with existing collaborative partners to be satisfactory, some of its current arrangements are short-term in nature.

      On February 28, 2002, the Company entered into an agreement with Peregrine Pharmaceuticals, Inc. ("Peregrine") to conclude their Arcus Therapeutics LLC joint venture. Under the terms of the agreement, Peregrine paid OXiGENE $2.0 million and OXiGENE reacquired full rights and interest to the vascular targeting platform the Company contributed to the joint venture, as well as any new discoveries based on the Company's contributed technology. OXiGENE reacquired full rights and interests to the Company's vascular targeting technology including any new discoveries based on the Company's contribution.

      In October 2001, the Company announced that it had regained its rights to the Combretastatin anti-tumor compounds licensed to Bristol-Myers Squibb ("BMS") upon the agreement of the parties to conclude the Research Collaboration and Licensing Agreement established in December 1999. In February of 2002 the Company and BMS finalized their termination agreement. As part of the termination agreement, the Company purchased from BMS finished inventory of CA4P, and in-licensed certain technologies for which the Company will pay BMS milestone and royalty payments upon the commercialization of any product resulting from this licensed technology.

      Funding requirements, competitive factors or prioritization of other opportunities may lead the Company to seek additional arrangements with third parties. While OXiGENE is likely to continue to explore other licensing and development opportunities for its technologies with other companies, there can be no assurance that the Company will be successful in establishing new, collaborative agreements or licensing arrangements; that any collaborative partner will not be pursuing alternative technologies or developing alternative compounds either on its own or in collaboration with others, directed at the same diseases as those involved in its collaborative arrangements with the Company; that any such collaborative partners will devote resources to the Company's technologies or compounds on a basis favorable to the Company; that any such arrangements will be on terms favorable to OXiGENE; or that any future licensees will be successful in commercializing products. Finally, if the Company's collaboration arrangements are terminated prior to their expiration or if the other parties to such arrangements fail to adequately perform, there can be no assurance that submission of product candidates for regulatory approval will not be delayed.

      Clinical Trials; Government Regulation and Health Care Reform; Managed Care. The Company's research and development activities, pre-clinical testing and clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Pre-clinical testing and clinical trials and manufacturing and marketing of OXiGENE's products are and will continue to be subject to the rigorous testing and approval processes of the FDA, the Swedish Medical Products Agency and other corresponding foreign regulatory authorities. Clinical testing and the regulatory process generally take many years and require the expenditure of substantial resources. In addition, delays or rejections may be encountered during the period of product development, clinical testing and FDA regulatory review of each submitted application. Similar delays may also be encountered in foreign countries. There can be no assurance that, even after such time and expenditures, regulatory approval will be obtained for any potential products developed by OXiGENE or that a potential product, if approved in one country, will be approved in other countries. Moreover, if regulatory approval of a potential product is granted, such approval may entail significant limitations on the indicated uses for which that product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems (such as previously undiscovered side effects) with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including a possible withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions, injunctions and criminal prosecution. Additionally, new government regulations may be established that could prevent or delay regulatory approval of the Company's potential products. Further, the U.S. Congress continues to debate various health care reform proposals which, if adopted, may have a material adverse effect on the Company. Moreover, continued cost control initiatives by health care maintenance organizations and similar programs may affect the financial ability and willingness of patients and their health care providers to utilize certain therapies which, in turn, could have a material adverse effect on the Company.

      Competition and Risk of Technological Obsolescence. The Company is engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than the Company. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Accordingly, competitors may succeed in obtaining regulatory approval for their products more rapidly than the Company. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective and/or cost competitive than those being developed by the Company or that would render the Company's technology and products less competitive or even obsolete. In addition, one or more of the Company's competitors may achieve product commercialization or patent protection earlier than the Company, which could materially adversely affect the Company.

      Dependence on Patents and Proprietary Technology. To date, OXiGENE's principal products have been based on certain previously known compounds. The Company anticipates that the products it develops in the future may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as synthetic compounds it may discover. Although the Company expects to seek patent protection for any compounds it discovers and/or for any specific uses it discovers for new or previously known compounds, there is no assurance that any or all of them will be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and the Company believes, may continue to be, important to the Company's efforts, although those processes, as such, may not be patentable.

      The Company's success will depend, in part, on its ability to obtain patents, protect its trade secrets and operate without infringing on the proprietary rights of others. As of March 25, 2002, the Company is the assignee of seven granted U.S. patents, nine pending U.S. patent applications, and of granted patents and/or pending applications in other countries (and/or international applications designating other countries) corresponding to five of the granted U.S. patents and eight of the pending U.S. applications, and is also the exclusive licensee of a number of U.S. and foreign patents and pending applications and pending international applications. The patent position of pharmaceutical and biotechnology firms like OXiGENE generally is highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in U.S. patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, there can be no assurance that patent applications assigned or exclusively licensed to the Company will result in patents being issued, that any issued patents assigned or exclusively licensed to the Company will provide the Company with competitive protection or will not be challenged by others, or that the current or future granted patents of others will not have an adverse effect on the ability of the Company to do business and achieve profitability. Moreover, since some of the basic research relating to one or more of the Company's patent applications and/or patents was performed at various universities and/or funded by grants, there can be no assurance that one or more universities, employees of such universities and/or grantors will not assert that they have certain rights in such research and any resulting products. Furthermore, there can be no assurance that others will not independently develop similar products, will not duplicate any of the Company's products or, around the patent rights of the Company. In addition, as a result of assertion of rights by a third party or otherwise, the Company may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in connection with patents to which it holds a license or in bringing suit to protect the Company's own patents against infringement. The Company requires employees, consultants and the institutions that perform its pre-clinical and clinical tests to enter into confidentiality agreements with the Company. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with the Company is to be kept confidential and not to be disclosed to third parties, except in specific circumstances. There can be no assurance, however, that any such agreement will provide meaningful protection for the Company's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

      Dependence on Certain Officers, Directors, Principal Consultants and Others. The Company believes that its success is, and will likely continue to be, materially dependent upon its ability to retain the services of certain of its current officers, directors, principal consultants and others, particularly Joel-Tomas Citron, Dr. Bjorn Nordenvall, Dr. David Chaplin and Frederick Driscoll. The loss of the services of any of these individuals could have a material adverse effect on the Company. In addition, the Company has established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, the Company with access to research laboratories, clinical trials, facilities and patients. Additionally, the Company believes that it may, at any time and from time to time, be materially dependent on the services of consultants and other unaffiliated third parties.

      Product Liability Exposure; Limited Insurance Coverage. The use of the Company's potential products in clinical trials and for commercial applications, if any, may expose the Company to liability claims, in the event such products cause injury, disease or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although the Company has obtained liability insurance coverage for its ongoing clinical trials, and there can be no assurance that such coverage will be in amounts sufficient to protect the Company and the occurrence of any product liability claims or product recalls could have a material adverse effect on the financial condition and prospects of the Company. Further, adverse product and similar liability claims could negatively impact the Company's ability to obtain or maintain regulatory approvals for its technology and products under development.

      Price Volatility of the Common Stock. The market price of the common stock has been, and likely will continue to be highly volatile. Factors including the Company's or its competitors results, clinical trials, research development announcements by the Company or its competitors and government regulatory action affecting the Company's potential products in both the United States and foreign countries have had, and may continue to have, a significant effect on the Company's results of operations and on the market price of the Company's common stock. As of December 31, 2001, an aggregate of 25,100 stock appreciation rights ("SAR's"), with a weighted average exercise price of $7.51 per SAR, had been granted to certain clinical investigators and consultants. The Company is not required to make any cash payments upon exercise of any such SAR. If and when the spread between the market price of the Company's common stock and the exercise price of the SAR's changes, the charge for financial reporting purposes to research and development will be adjusted to reflect an increase or decrease, as the case may be, in the market price of the Company's common stock. In addition, as of December 31, 2001, the Company had issued options to purchase an aggregate of 12,000 shares of its common stock to certain consultants and advisory board members who are not employees. Such options are accounted for at their fair value and also result in a charge for financial reporting purposes. The future charge related to these options are also influenced by changes in the market price of the Company's common stock. In addition, substantially all of the shares of the Company's common stock issuable upon exercise of outstanding options, SAR's have been registered for sale and may be sold from time to time hereafter. Such sales, as well as future sales of the Company's common stock by existing stockholders, or the perception that sales could occur, could adversely affect the market price of the Company's common stock. The price and liquidity of the Company's common stock may also be significantly affected by trading activity and market factors related to the Nasdaq and Stockholm Stock Exchange markets, which factors and the effects may differ between those markets.

      No Dividends. The Company has not declared or paid dividends on its common stock since its inception and does not intend to declare or pay any dividends to its stockholders in the foreseeable future.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Common Stock by the selling stockholders to others. All sales proceeds will be received by the selling stockholders.

                              SELLING STOCKHOLDERS

      The shares of Common Stock to which this reoffer prospectus relates are being registered for reoffers and resales by the selling stockholders, who acquired the Common Stock pursuant to restricted stock agreements with the Company.

      The table below sets forth with respect to the selling stockholders, based upon information available to the Company as of March 20, 2002, the number of shares of Company common stock owned (including, where applicable, the Common Stock covered by this reoffer prospectus, Company common stock not covered by this reoffer prospectus and options to purchase Company common stock), the number of shares of Common Stock registered by this reoffer prospectus and the number and percent of outstanding shares of Company common stock that will be owned after the sale of the registered Common Stock assuming the sale of all of the registered Common Stock.

----------------------------------------------------------------------------------------------------------------------

                                                              NUMBER OF SHARES       NUMBER OF        PERCENTAGE OF
                                                              OF COMPANY COMMON      SHARES OF          SHARES OF
                                      NUMBER OF SHARES OF     STOCK REGISTERED     COMPANY COMMON    COMPANY COMMON
                                      COMPANY COMMON STOCK     BY THIS REOFFER      STOCK OWNED        STOCK OWNED
       SELLING STOCKHOLDERS            OWNED BEFORE SALE         PROSPECTUS          AFTER SALE        AFTER SALE
----------------------------------------------------------------------------------------------------------------------
David Chaplin(1)                               90,000                 45,000            45,000             *
----------------------------------------------------------------------------------------------------------------------
Frederick Driscoll(2)                          80,000                 40,000            40,000             *
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

                                                              NUMBER OF SHARES       NUMBER OF        PERCENTAGE OF
                                                              OF COMPANY COMMON      SHARES OF          SHARES OF
                                      NUMBER OF SHARES OF     STOCK REGISTERED     COMPANY COMMON    COMPANY COMMON
                                      COMPANY COMMON STOCK     BY THIS REOFFER      STOCK OWNED        STOCK OWNED
       SELLING STOCKHOLDERS            OWNED BEFORE SALE         PROSPECTUS          AFTER SALE        AFTER SALE
----------------------------------------------------------------------------------------------------------------------

Lydia Dyett(3)                                  8,000                  8,000                 0             0
----------------------------------------------------------------------------------------------------------------------
Michael Horsman(4)                              7,795                  7,795                 0             0
----------------------------------------------------------------------------------------------------------------------
Bob Kane(4)                                     9,533                  9,533                 0             0
----------------------------------------------------------------------------------------------------------------------
Mellstedt Medical AB(4)                        12,000                 12,000                 0             0
----------------------------------------------------------------------------------------------------------------------
Kevin Pinney(4)                                 4,000                  4,000                 0             0
----------------------------------------------------------------------------------------------------------------------
Lee Rosen(4)                                    8,000                  8,000                 0             0
----------------------------------------------------------------------------------------------------------------------
Dietmar Siemann(4)                              4,677                  4,677                 0             0
----------------------------------------------------------------------------------------------------------------------
Philip Thorpe(4)                                6,000                  6,000                 0             0
----------------------------------------------------------------------------------------------------------------------
Steven Vanech(3)                                8,000                  8,000                 0             0
----------------------------------------------------------------------------------------------------------------------
Hans Wigzell(4)                                22,286                 22,286                 0             0
----------------------------------------------------------------------------------------------------------------------
Mark Wood(3)                                   13,250                 13,250                 0             0
----------------------------------------------------------------------------------------------------------------------
Scott Young(3)                                 20,000                 20,000                 0             0
----------------------------------------------------------------------------------------------------------------------

*     Indicates less than one percent.

(1) Dr. Chaplin is the Company's Chief Scientific Officer and Head of Research and Development. Of the shares listed in the table, 45,000 represent options to purchase Company common stock which are subject to forfeiture and transfer restrictions.

(2) Mr. Driscoll is the Company's President of Operations and Finance. Of the shares listed in the table, 40,000 represent options to purchase Company common stock which is subject to forfeiture and transfer restrictions.

(3)   Company employee.

(4)   Company non-employee consultant.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, donees, assignees, transferees, may sell any or all of the shares of Common Stock for value from time to time under this reoffer prospectus in one or more transactions on the Nasdaq Stock Market or any stock exchange, market or trading facility on which the Common Stock is traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

            o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o     privately negotiated transactions;

            o     underwritten offerings;

            o     short sales;

            o agreements by the broker-dealer and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

            o     a combination of any such methods of sale; and

            o     any other method permitted by applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to the Company in certain circumstances rather than under this reoffer prospectus.

      Unless otherwise prohibited, the selling stockholders may enter into hedging transactions with broker dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling stockholders. The selling stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling stockholders sell shares short, they may redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker dealers or financial institutions which require the delivery to the broker dealer or the financial institution of the shares. The broker dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling stockholders may loan their shares to broker dealers or financial institutions who are counterparties to hedging transactions and the broker dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling stockholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

      The selling stockholders and any broker dealers that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

      There is no assurance that the selling stockholders will sell all or any portion of the shares of Common Stock offered.

      The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Common Stock by the selling stockholders.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      Mr. Gerald Eppner is a director of the Company and a member of its audit committee and is a partner in Cadwalader, Wickersham & Taft, a New York law firm that provides certain legal services to the Company. Cadwalader, Wickersham & Taft rendered a legal opinion as to the legality of the Common Stock offered under this reoffer prospectus and prepared this reoffer prospectus and related registration statement on Form S-8 under the Securities Act with respect to the Common Stock. In his capacity as a director of the Company, Mr. Eppner received 80,000 shares of Common Stock pursuant to a compensation award stock agreement with the Company for his past services rendered as a director to the Company.

                                     EXPERTS


      The consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"). You may read and copy any document the Company files at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Additional information about the Company may also be obtained at the Company's web site at http://www.oxigene.com.

      The Company has filed with the SEC a registration statement on Form S-8 (the "Registration Statement") under the Securities Act with respect to the Common Stock. This reoffer prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to the Company and the Common Stock, you should consult the Registration Statement and its exhibits. Statements contained in this reoffer prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

                       INCORPORATED DOCUMENTS BY REFERENCE

      The SEC allows the Company to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information.

      The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 0-21990) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference:

      (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on April 2, 2001, and the exhibits therein;

      (2) The Registrant's Quarterly Report on Form 10-Q for quarterly period ended March 31, 2001, filed with the Commission pursuant to the Exchange Act on May 15, 2001;

      (3) The Registrant's Quarterly Report on Form 10-Q for quarterly period ended June 30, 2001, filed with the Commission pursuant to the Exchange Act on August 14, 2001;

      (4) The Registrant's Quarterly Report on Form 10-Q for quarterly period ended September 30, 2001, filed with the Commission pursuant to the Exchange Act on November 14, 2001;

      (5) The Registrant's Current Report on Form 8-K dated August 22, 2001, filed with the Commission pursuant to the Exchange Act on August 24, 2001, and the exhibits therein;

      (6) The Registrant's Current Report on Form 8-K dated October 29, 2001, filed with the Commission pursuant to the Exchange Act on October 29, 2001, and the exhibits therein;

      (7) The Registrant's Current Report on Form 8-K dated November 5, 2001, filed with the Commission pursuant to the Exchange Act on November 5, 2001, and the exhibits therein; and

      (8) The description of the shares of common stock, par value $.01 per share, contained in the Registrant's registration statement on Form 8-A filed with the Commission on June 24, 1993 (File Number 0-21990) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of common stock, par value $.01 per share, contained in the registration statement on Form S-1 (File Number 33-64968) filed by the Registrant on June 24, 1993 and declared effective by the Commission on August 25, 1993, and any amendment or report filed with the Commission for purposes of updating such description.

      All documents that we have filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference into this reoffer prospectus and to be part of this reoffer prospectus from the date of filing of these documents.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You may request copies by writing or telephoning Frederick Driscoll, President of Operations and Finance, OXiGENE, Inc., 321 Arsenal Street, Watertown, Massachusetts 02472; telephone number (617) 673-7800.

                                 INDEMNIFICATION

      Our amended and restated certificate of incorporation provides for us to indemnify our directors and officers to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

         PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, which have been filed by the Registrant with the Commission, are incorporated in the Registration Statement by reference:


      (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on April 2, 2001, and the exhibits therein;

      (2) The Registrant's Quarterly Report on Form 10-Q for quarterly period ended March 31, 2001, filed with the Commission pursuant to the Exchange Act on May 15, 2001;

      (3) The Registrant's Quarterly Report on Form 10-Q for quarterly period ended June 30, 2001, filed with the Commission pursuant to the Exchange Act on August 14, 2001;

      (4) The Registrant's Quarterly Report on Form 10-Q for quarterly period ended September 30, 2001, filed with the Commission pursuant to the Exchange Act on November 14, 2001;

      (5) The Registrant's Current Report on Form 8-K dated August 22, 2001, filed with the Commission pursuant to the Exchange Act on August 24, 2001, and the exhibits therein;

      (6) The Registrant's Current Report on Form 8-K dated October 29, 2001, filed with the Commission pursuant to the Exchange Act on October 29, 2001, and the exhibits therein;

      (7) The Registrant's Current Report on Form 8-K dated November 5, 2001, filed with the Commission pursuant to the Exchange Act on November 5, 2001, and the exhibits therein; and

      (8) The description of the shares of common stock, par value $.01 per share, contained in the Registrant's registration statement on Form 8-A filed with the Commission on June 24, 1993 (File Number 0-21990) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of common stock, par value $.01 per share, contained in the registration statement on Form S-1 (File Number 33-64968) filed by the Registrant on June 24, 1993 and declared effective by the Commission on August 25, 1993, and any amendment or report filed with the Commission for purposes of updating such description.

      All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.           DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Mr. Gerald Eppner is a director of the Company and a member of its audit committee and is a partner in Cadwalader, Wickersham & Taft, a New York law firm that provides certain legal services to the Company. Cadwalader, Wickersham & Taft rendered a legal opinion as to the legality of the Common Stock registered under this Registration Statement and prepared this Registration Statement and reoffer prospectus filed with this Registration Statement with respect to the Common Stock. In his capacity as a director of the Company, Mr. Eppner received 80,000 shares of Common Stock pursuant to a compensation award stock agreement with the Company for his past services rendered as a director to the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

      Article Ninth of the Registrant's Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

      Article IX, Section 3 of the Registrant's By-laws provides that the Registrant shall, to the fullest extent permitted by the DGCL, indemnify its directors and may, if authorized by the Registrant's board of directors, indemnify its officers, employees and agents and any and all persons whom the Registrant shall have power to indemnify against any and all expenses, liabilities or other matters.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      The shares of Company Common Stock to be offered and sold under the reoffer prospectus were initially issued by the Company in transactions deemed exempt from registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof covering transactions by an issuer not involving any public offering.

ITEM 8.  EXHIBITS.

         Exhibit                    Document

         No.

         4.1        Form of Restricted Stock Agreement for Employees.

         4.2        Form of Restricted Stock Agreement for Non-Employees.

         5 Opinion of Cadwalader, Wickersham & Taft, counsel for the Registrant, as to the legality of the securities being registered.

         23.1       Consent of Ernst & Young LLP.

         23.2 Consent of Cadwalader, Wickersham & Taft (included in, and incorporated by reference to, Exhibit 5 hereto).

Item 9.  Undertakings.

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
      Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, State of Massachusetts, on March 25, 2002.

                                    OXIGENE, INC.
                                       (Registrant)

                                    By: /s/ Bjorn Nordenvall
                                        ---------------------------------------
                                        Bjorn Nordenvall
                                        President, Chief Executive Officer and
                                        Vice-Chairman of the Board of Directors

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                        TITLE                             DATE
                ---------                                        -----                             ----

/s/ Bjorn Nordenvall                        President, Chief Executive Officer and Vice-      March 25, 2002
----------------------------------------    Chairman of the Board of Directors
Bjorn Nordenvall                            (Principal Executive Officer)


/s/ Frederick W. Driscoll                   President of Operations and Finance               March 25, 2002
----------------------------------------    (Principal Financial and Accounting Officer)
Frederick W. Driscoll


/s/ Joel-Tomas Citron
----------------------------------------    Chairman of the Board of Directors                March 25, 2002
Joel-Tomas Citron


/s/ Gerald A. Eppner
----------------------------------------    Director                                          March 25, 2002
Gerald A. Eppner


/s/ Michael Ionata
----------------------------------------    Director                                          March 25, 2002
Michael Ionata


/s/ Arthur B. Laffer
----------------------------------------    Director                                          March 25, 2002
Arthur B. Laffer

                   EXHIBIT INDEX


Exhibit                        Document
No.                            --------
-------

4.1             Form of Restricted Stock Agreement for Employees.

4.2             Form of Restricted Stock Agreement for Non-Employees.

5 Opinion of Cadwalader, Wickersham & Taft, counsel for the Registrant, as to the legality of the securities being registered.

23.1            Consent of Ernst & Young LLP.

23.2 Consent of Cadwalader, Wickersham & Taft (included in, and incorporated by reference to, Exhibit 5 hereto).